Exhibit 99.2

SCRIPT FOR Q1 2003 CONFERENCE CALL

Wednesday, April 30, 2003

KELLY’S OPENING REMARKS

Good afternoon, this is Kelly Ford, Director of Investor Relations. Welcome to SonoSite’s Q1 conference call. Kevin Goodwin, President and CEO, and Mike Schuh, CFO will be leading today’s call.

First, our formal comment about forward-looking statements: Please understand that except for historical information discussed in this conference call, the statements made today contain forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with product commercialization, competition, litigation and other risk factors listed from time to time in our reports filed with the SEC, including risks described under the caption, “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” within our most recently filed Form 10-K. The forward-looking statements made today represent our judgment as of the date of this conference call. We undertake no obligation to publicly update any forward-looking statements.

Our press release is available on our website at www.sonosite.com in the investor’s section.

Now let’s begin with an overview of the quarter by Kevin Goodwin, SonoSite’s President and CEO.

KEVIN’S COMMENTS

Thank you Kelly. Welcome everyone.

During the first quarter of 2003 we achieved our goals: financial, market focus, and the launch of our newest product the Titan. We delivered an increase in revenues, improved gross margins, greater market penetration, and a rise in U.S. sales productivity. Along with these financial results, we ensured a strong foundation for 2003 with the introduction of the Titan™ high-resolution modular ultrasound system. The continued investment in our proprietary technology and our global marketing campaign will drive revenue growth for 2003 and beyond.

I will provide you with the details of our financial results, our U.S. market focus, and our international operations, as well as the plans and market reactions to the Titan. Mike will then go deeper into the details of the financial results. I’ll then provide you with guidance for Q2.

In the first quarter revenues totaled $17.2m an increase of 33.6%. Gross margins rose for the ninth consecutive quarter to 62.9% from Q4 02, a rise of 2.6 percentage points. This resulted in a net loss of 18 cents per share compared with 32 cents per share loss in Q1 2002. This is inline with our ‘03 plan outlined in our February call.

In the US we continued to focus on our core markets. We implemented positive changes in our U.S. sales organization through new metrics, training and a more productive configuration. Our U.S. revenue per sales representative increased 90% versus Q1 2002 due to the sales force realignment, their focus on core markets, our established customer relationships and multiple unit sales.

In addition we increased our channel capacity with the establishment of a new Visual Procedures group to focus on markets where we are targeting iLook purchasers. Our U.S. Visual Procedures group focused on serving new markets with a lower cost, higher service model. Early results are promising. Going forward this group will focus on Vascular Access and other markets. These markets represented 11% of U.S. revenue in Q1.

Turning to our international markets. In Europe revenues and gross margins increased. Revenues increased 63% over Q1 2002.

In the JPLAC region total revenues were down 29% due to the decrease in Japanese revenues, as anticipated. Excluding Japan, JPLAC revenues were up 19% on a quarterly comparison basis. Our Q1 03 revenues in Japan were minimal compared to Q4 02. This is attributed to the ongoing reconfiguration of the Olympus partnership and their sales force, as well as the implementation of additional channels, that we spoke of during the last call. We are providing active, in-country management through a dedicated local manager. Olympus has hired additional sales representatives and is continuing to develop markets by targeting new segments with additional promotions. We believe the Olympus reconfiguration will result in stronger sales in the longer term and we expect to see positive results from these efforts in the second half of 2003.

We are pleased with our overall business results in a quarter affected by the normal seasonality in U.S. hospital purchasing cycles and an expected decline in our revenue from Japan.

In addition to our financial performance, we also launched our next generation product, the Titan, with a global marketing campaign to announce our new ultrasound platform of Maximum Modular Imaging. Maximum means high-resolution image quality, durability and full diagnostic capability; Modular is the ability to use it stationary or mobile, with point-of-care connectivity, and a modular predetermined upgrade path.

The Maximum Modular Imaging platform — or MMI — is an evolution of SonoSite’s proprietary ASIC technology, which integrates millions of transistors onto a single chip. In contrast to conventional ultrasound machines that may require 10-20 circuit boards, MMI relies on three ASIC chips housed on a single circuit board, enabling miniaturization.

From a clinical customer perspective, this microchip-based miniaturization enables full diagnostic functionality with mobile usage, connectivity, and durability. Modularity also enables users to add greater functionality to their systems, such as the addition of diagnostic capabilities, through standardized plug and play hardware, software or chip sets. This allows customers to upgrade their systems and transducers cost effectively and predictably and we believe this will build customer loyalty and profitability.

This modular, small design, coupled with our easy to use and learn interface, continues to be attractive to new users of ultrasound, specifically in core markets.

From a purchasing perspective, our modular design allows a hospital or clinic to rethink applications, use and implementation of ultrasound. The TITAN system enables users to improve space utilization and workflow patterns and results in a re-evaluation of the cost performance paradigm of ultrasound ownership.

From a business model perspective this new platform allows us to further compete in the mid-range of the annual $3 billion worldwide ultrasound market. We can provide a full featured system, at an attractive price that is significantly lower than our cart based competition — all while keeping our manufacturing costs low and raising our gross margins. In fact, as we develop our next generation technology and continue to put more functionality on fewer chips, the user capabilities increase, yet the manufacturing costs remain low. This business model is further strengthened as we continue to migrate and upgrade our customers along our proprietary technology path, increasing their capabilities through the addition of new transducers, functionalities and services.

Customer reactions to the Titan and the MMI platform, including early orders, look positive. The first shipments of the Titan are planned for the middle of June.

In summary we now have three streams of business: the first is serving our core markets with high-resolution modular ultrasound for new point-of-care users. The second is competing in the mid-range of the annual $3b worldwide ultrasound market with our new imaging platform. The third is creating and serving new visual procedures markets, such as vascular access, primarily with our iLook product line.

I’d like to now turn it over to Mike who will take you through the financials. Mike.

Thanks Kevin.

As Kevin mentioned, the loss for the quarter was $2.6 million or 18 cents per share. This compared to a loss of $3.7 million in Q1 02, an improvement of 30% on a dollar basis.

This revenue increase comes from our growing geographic footprint and to some degree, helped mitigate the decline in Japanese revenues. It also reflects the increase in the percentage of our revenue from direct sales that grew to 76% in Q1 03 from 63% in Q1 02. Growth in our direct sales operations provides better visibility, control and margins.

Margins improved for the ninth consecutive quarter to 62.9% compared to margins of 60.3% sequentially and 58% in Q1 02. The sequential increase in margins was due to higher margins in Europe. The comparative increase from Q1 02 was due to the increase in direct sales and in sales with more advanced configurations.

Operating expenses were $13.7 million compared to $11.1 million in Q1 02. Sales and marketing expenses increased 40% compared to a year ago. 62% of this increase related to U.S. sales and marketing initiatives. This comparative year-on-year increase was a result of our investment in our applications specialists; the support of our 3 tier product line; the reconfiguration of our sales territories and additional commissions on increased revenue.

32% of the sales and marketing increase reflects our expansion in direct sales in Europe. The remaining increase was due to investment in China.

Separately, research and development declined comparatively given the large investment in Titan development in Q1 02.

General and administrative expenses increased to support our growth.

Moving on to the balance sheet, the accounts receivable balance decreased due to the seasonal decline in revenue. The DSO increased to 88 days due to large government sales in the U.S. and Spain in Q4 that require a longer collection time. Excluding these large sales the DSO was unchanged.

Inventories increased $1.6 million. Raw materials increased to support the Titan production. Finished goods rose due to increased production in Q1 to smooth the manufacturing schedule to meet next quarter’s demand and to ensure capacity for the Titan.

Cash flow for the quarter from operations was a negative $800 thousand. Cash and investments at the end of the quarter totaled $64.9 million.

I’ll now turn it back to you Kevin.

Thanks Mike. During the second quarter, we have 3 primary areas of focus.

First we will concentrate on maximizing our Titan opportunity across our targeted global markets. Central to our efforts will be a focus on TITAN logistics and execution.

Second, we will continue to work on direct sales productivity in the U.S., UK, Germany, France, Spain and China.

Our third priority is sales channel expansion and innovation. In the U.S. we will continue to pursue distribution expansion and further develop our channel capacity in the Visual Procedures group. In Japan we are at work on implementation with Olympus. In China we are focused on ensuring a successful joint venture. To date, SARS has not affected our business in China; however, it may slow our Chinese sales activities in the near term.

In terms of outlook, for the second quarter we expect revenue of $21 million to $23 million. Margins are expected to be approximately 63 percent. We anticipate shipping our new Titan product in the middle of June. Our Titan shipments could represent up to 50% of our Q2 revenues. For the full year, we continue to expect revenue in the range of $90 million to $110 million, and expect to be profitable for the full year with earnings of 30 cents per share to 40 cents per share.

Thank you for your time. We’ll now open the call to questions.